Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 1, 2013, except with respect to our opinion on the consolidated financial statements insofar as it relates to condensed consolidating supplemental guarantor information included in Note 17, as to which the date is March 26, 2013, relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in NCR Corporation’s Current Report on Form 8-K dated March 26, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

March 26, 2013